CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into on December 18th, 2012 by and between **Life Stem Genetics, Inc.**, a South Dakota corporation, having its principal offices at Las Vegas, Nevada. (hereinafter referred to as "**Company**"). and **James Vanden Bosch** doing business as **Bosch Consulting, LLC** in the State of Florida, an independent contractor (hereinafter referred to as "**Consultant**").

RECITALS

A. The Company desires to obtain the services of Consultant on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting services to the Company upon the terms and conditions in this Agreement.

B. The Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

C. The Company's Proprietary Information, as defined below, shall necessarily be communicated to or acquired by Consultant in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant and to protect its Proprietary Information.

D. Consultant is a clinical therapist providing Stem Cell Therapy treatments in the State of Florida, operating under the name J. Bosch Consulting.

Accordingly, the parties agree as follows:

AGREEMENT

1. Consulting Period

(a) Term The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Scope of Services, Exhibit A, incorporated by reference and attached hereto, for the period (the "Consulting Period") commencing on January 1, 2013 and continuing through to December 31, 2013.

(b) Termination At any time, either party may terminate, without liability, the Consulting Period for any reason, with or without cause, by giving [illegible] days advance written notice to the other party. The Company shall pay Consultant the compensation to which the Consultant is entitled pursuant to Section 3(a).

2. Duties, Responsibilities

(a) Consultant hereby agrees to provide and perform for the Company those services set forth in Exhibit A.

(b) Company hereby agrees to provide compensation and reimbursement for travel and other reasonable business expenses incurred by Consultant under the scope of this agreement.

3. Compensation, Benefits, Expenses

(a) Compensation In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be paid five thousand dollars ($5,000.00) per month, payable at the time and pursuant to the procedures as set forth in Exhibit A.

(b) Benefits Other than the compensation specified in Sections 3(a) and 5(b), Consultant shall not be entitled to any direct or indirect compensation for services performed hereunder.

4. Proprietary Information

(a) Defined "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means and through no fault of the Consultant; (ii) the information was rightfully in Consultant's or its Agents' possession or part of its general knowledge prior to the Consulting Period; or (iii) the information is disclosed to Consultant or its Agents without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

Consultant hereby acknowledges and agrees that all property, including, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, that is produced under this Agreement is Proprietary Information (as defined herein), and equipment furnished to or prepared by Consultant in the course of or incident to rendering of services to the Company, belong to the Company and shall be promptly returned to the Company upon request.

(b) Confidentiality Consultant agrees to hold all Company's Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of the Company) during the Consulting Period except (i) to the extent necessary to carry out Consultant's responsibilities under this Agreement.

5. Consultant's Inventions and Ideas

(a) Defined The term "Invention Ideas" means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by the Consultant under the scope of this agreement except to the extent that applicable law prohibits the assignment of rights in such ideas, processes, inventions.

(b) Assignment Consultant agrees to assign to the Company, without further consideration, its entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, developed within the scope of this agreement, for Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, Consultant shall assist the Company (at Company's expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper

to obtain letters patent or other applicable registrations thereon and to vest the Company, or any Affiliated Company specified by the Board, with full title thereto.

Consultant agrees to furnish and execute such additional documents as Company may require to establish Company's ownership of the copyright in the work including without limitation, such assignments of copyright therein throughout the world as Company may deem appropriate. Consultant shall be compensated at the then prevailing hourly rate, agreed to in advance by Company, for any services rendered in connection with this Paragraph 5 at the request of Company.

Should the Company be unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Consultant.

(c) Interference with Business; Competitive Activities Consultant agrees that for a period of two (2) years after termination of the Consulting Period, Consultant shall not (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; or (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, during the Consulting Period and for a period of two (2) years thereafter.

6. Disclosure

Consultant agrees to maintain adequate and current written records on the development of all Invention Ideas and shall disclose these to Company.

7. Exclusions

Company acknowledges that there are ideas, processes, trademarks, servicemarks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing produced within the scope of Consultant's work with J. Bosch Consultant.

8. Assignment; Successors and Assigns

Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

9. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Life Stem Genetics, Inc.
471 Foster Springs Road
Las Vegas, Nevada 89148

or to the Consultant at:

James Vanden Bosch
10509 Vignon Court
Wellington, Florida 33449

Notice of change of address shall be effective only when done in writing and sent in accordance with the provisions of this Section.

10. Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by a duly authorized representative of the Company and the Consultant. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Interruption of Service:

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. Except for mandatory services set forth in Exhibit 1, in the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

12. Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

13. Rules of Construction

The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Consultant or the Company. Section headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way limiting or amplifying the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identifications of the person or persons, firm or firms, corporation or corporations may require.

15. Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

16. Independent Contractor

The Consultant shall operate at all times as an independent contractor of the Company. This Agreement does not authorize the Consultant to act for the Company as its agent or to make commitments on behalf of the Company. The Company shall not withhold payroll taxes, and neither Consultant shall not be covered by health, life, disability, or worker's compensation insurance of the Company.

17. Ability to Enter Into Agreement

Each party represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered and that the performance of its obligations under this Agreement does not conflict with any order, law, rule or regulation or any agreement or understanding by which such party is bound.

18. Entire Agreement

The terms of this Agreement are intended by the parties to be in the final expression of their agreement with respect to the retention of Consultant by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

The parties have duly executed this Agreement as of the date first written above:

For the Consultant	Authorized Signatory for the Company
James Vanden Bosch	Gloria Simov
CONSULTANT	Director
Bosch Consulting, LLC	Life Stem Genetics, Inc.

EXHIBIT A

SCOPE OF SERVICES

1. Services to be Provided

The Consultant will

a) train one or more Clinical Therapists who will be in the employ of the Company so that they will be fully competent in performing the Clinical Therapist's role in Stem Cell Treatment therapies and pon completion of their training the trainees must have reached a level of competence that they can themselves train other trainees;

b) assisting in setting up Company clinics or clinics affiliated with the Company;

b) attend at speaking engagements and promotional meetings on behalf of the Company;

c) consent to use of the Consultant's name as representing the Company as an Advisory Consultant;

d) consent to sit as a member on the Company's Board of Advisers;

d) Give permission to link the J Bosch Consulting website to the Company's website.

2. Term of Agreement

a) The term of this Agreement will be for one year commencing January 1, 2013 and continuing until December 31, 013.

b) This Agreement is renewable for a further term or terms. Each party must give notice to the other party prior to December 1 of the expiring contract year of their intention and consent to renew this Agreement for a further term of one year upon the same terms as then in effect.

3. Reimbursement

The Consultant will

a) be paid \$5,000.00 per month for consulting services.

b) in addition to the base consulting fee of \$5,000.00 per month, the consultant will be paid a signing bonus of \$5.000.00 to be paid within thirty days (30) of signing of this agreement it being understood and agreed that the signing bonus is a onetime payment and is in addition to the monthly consulting fee.

c) be paid approved expenses which include travel expenses.

d) be paid a per diem of \$250.00 for each day the Consultant has to travel outside the State of Florida on Company business which per diem includes days spent traveling.

e) The Consultant will be paid his standard fee of 20% of the patients cost for therapy treatments provided by him to patients of Company clinics or patients of clinics affiliated with the Company.

f) receive payment within seven days of the first day of the month for consulting services performed in the previous month.

g) provide the Company an invoice on the last day of each month for services rendered during that month which invoice will include all services performed during that month; including but not limited to consulting, therapies performed and agreed upon expenses.